Selected excerpts from RF Micro Devices, Inc. fourth quarter earnings conference call

April 26, 2005

5:00 p.m. ET

Chairperson:  Doug DeLieto

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Doug DeLieto:              I also want to remind our audience that this communication does not constitute an offer of any securities for sale or the solicitation of an offer to buy any securities nor will there be any such offer or solicitation in any state or country where such an offer or solicitation is not permitted.  RFMD has not yet filed or distributed its proxy statement in connection with its 2005 annual shareowners meeting.  The proxy statement will contain important information regarding an anticipated voluntary employee stock option exchange program, also referred to as the Option Exchange Program, by RFMD and should be read carefully by shareowners prior to voting on or participating in the Option Exchange Program.

RFMD has not yet commenced the Option Exchange Program and must receive shareowner approval for the Option Exchange Program at RFMD's 2005 annual meeting of shareowners before such Option Exchange Program may be completed.  RFMD's Board of Directors reserves the right to amend, postpone, or terminate the proposed Option Exchange Program prior to the end of the exchange offer period.

If and at the time the Option Exchange Program is commenced, RFMD will provide optionholders who are eligible to participate in the Option Exchange Program with written materials explaining the precise terms and timing of the Option Exchange Program.  Persons who are eligible to participate in the Option Exchange Program should read these written materials carefully when they become available because they will contain important information about the Option Exchange Program, including certain risks associated with the Option Exchange Program.  Upon the completion of the Option Exchange Program, RFMD will also file the written materials relating to the Option Exchange Program with the Securities and Exchange Commission as part of a tender offer statement.  Copies of these written materials and other documents filed by RFMD with the Securities and Exchange Commission will be available free of charge from the Securities and Exchange Commission's website at www.sec.gov.

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Bob Bruggeworth:        Before I comment on the overall handset industry, I'd like to say a few words about our announcement this afternoon about our proposed stock option exchange program.  We believe our proposed stock option exchange program will enhance long term shareholder value by improving our ability to retain and incentivize our talented and valuable employees and by reducing the total number of options outstanding.

Because of SEC regulations regarding disclosure of communications pertaining to tender offers and Regulation FD, we cannot provide additional information this afternoon beyond what is already stated in our press release and SEC filing.  Therefore, we will not be answering questions this afternoon about the proposed option exchange program.  As we stated separately today, we do intend to provide additional details about the program in future filings made with the SEC, including our fiscal 2005 proxy statement that is expected to be mailed to shareholders in June 2005.

I would like to emphasize, however, two key points included in those documents.  First, the company's five most highly compensated officers and board members will not be eligible to participate in this program.  Second, we are working with the Institutional Shareholder Services, also known as ISS, one of the world's leading authorities on corporate governance, to structure an option exchange program that meets with their approval.

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Doug DeLieto:              Well, before we sign off I've been told that I misread the second to last sentence in my introductory statements and so I'll reread that sentence in its correct form now.  Upon the commencement of the Option Exchange Program, RFMD will also file the written materials relating to the Option Exchange Program with the Securities and Exchange Commission as part of a tender offer statement.  And with that, we thank you very much for joining us today.  And we look forward to updating you on our progress throughout the quarter.  Thanks very much.